 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 13, 2017

  BLACKBOXSTOCKS INC.

 (Exact name of registrant as specified in its charter)

Nevada	0-55108	45-3598066
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

5430 LBJ Freeway, Suite 1485, Dallas, Texas 75240

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (972) 726-9203

_____________________________________________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02 – Termination of a Material Definitive Agreement.

On November 13, 2017, Blackboxstocks, Inc. (the “Company”) terminated its License Agreement (the “BBTR License”) with EIGH8T TECHNOLOGIES INC. (referred to in the agreement as “BBTR”), a British Virgin Island registered company. The BBTR License provided for the development, customization and license for BBTR to use and sublicense a version of our proprietary real time analytical web based software as a service platform solely for use in connection with data from the Hong Kong Stock Exchange, Shanghai Stock Exchange and Shenzhen Stock Exchange. The terms of the BBTR License provided that BBTR pay the Company $1.4 million in royalties for the first 12-month period beginning on June 1, 2017 through May 31, 2018, and an additional $3.6 million for the second 12-month period beginning June 1, 2018 through May 31, 2019. The Company terminated the BBTR License due to BBTR’s failure to make timely payment of license fees. Stephen Chiang, an individual citizen of Singapore who holds 3,000,000 of Company Common Stock (approximately 13% of the issued and outstanding Common Stock), is a principal of BBTR.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 13, 2017

BLACKBOXSTOCKS INC.

By: /s/Gust Kepler

Gust Kepler, President and Chief Executive Officer